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                                                                       Exhibit 5



                                                     February 6, 1997


The Standard Products Company
2401 South Gulley Road
Dearborn, Michigan 48124

Gentlemen:

         We have acted as counsel to The Standard Products Company, an Ohio corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") being filed under the Securities Act of 1933 (the "Act") relating to The Standard Products Company 1996 Employee Stock Option Plan (the "Plan") and up to 350,000 Common Shares, $1 par value (the "Common Shares"), of the Company which may be offered and sold pursuant to the Plan.

         In connection with the foregoing, we have examined: (a) the Articles of Incorporation and Code of Regulations of the Company, (b) the Plan, and (c) such records of the corporate proceedings of the Company and such other documents as we deemed necessary to render this opinion.

         Based on such examination, we are of the opinion that:

                  1. The Company is a corporation duly organized and validly existing under the laws of the State of Ohio; and

                  2. The Common Shares when issued and sold pursuant to the terms of the Plan will be legally issued, fully paid and nonassessable.

                  We hereby consent to the filing of this Opinion as Exhibit 5 to the Registration Statement and the reference to our firm in Item 5 of Part II of the Registration Statement.

                                                     Very truly yours,

                                                     /s/ Baker & Hostetler LLP
                                                     --------------------------
                                                     Baker & Hostetler LLP